UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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United Rentals, Inc.

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United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Telephone: 203-622-3131 203-622-6080

www.unitedrentals.com

May 29, 2012

Dear Fellow United Rentals Stockholder:

At the June 8 stockholder meeting, we are asking you to vote against a proposal calling for repeal of the Company’s exclusive forum by-law (Item 5 on your proxy card).

This by-law provides for claims relating to the relationships among the Company, its stockholders and its officers and directors—which are matters governed by Delaware law—to be decided by the Delaware Court of Chancery. The Court of Chancery is a specialized court which primarily hears cases involving Delaware corporate law and is thus uniquely qualified to decide matters of Delaware law involving Delaware companies. Additionally, the Court of Chancery has earned a reputation for the quality and impartiality of its judges, promptly resolving complex corporate law claims and dismissing frivolous claims.

In sum, we believe that we are best positioned—from a business, legal and efficiency perspective—to defend claims of this nature in Delaware.

We believe that this provision is in the best interests of stockholders based on the material harm suffered by the Company from multiple instances of stockholder litigation outside of Delaware in the past. Moreover, we believe that we have maintained exemplary corporate governance, our business performance has been excellent and, coupled with the success and receptivity of the recently closed merger with RSC Holdings Inc., we believe that your consideration and vote against Proposal 5 is warranted.

In the absence of this provision, United Rentals has no way to prevent or avoid duplicative lawsuits, which are very costly and disruptive.

•	In 2004, three separate and duplicative lawsuits — one in federal court and two in state court in Connecticut — were filed against United Rentals and certain of its directors and officers.

•

Because these cases were in different jurisdictions, they could not be coordinated, resulting in United Rentals, and thus our stockholders, paying the additional defense and indemnification costs of having to litigate lawsuits in both state and federal courts concurrently.

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Even though these derivative cases were meritless and were of a kind that a Delaware court with expertise in these matters would have disposed of, the Company was required to file and brief, at significant expense, separate motions to dismiss both the federal and state cases.

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The cost exceeded $2 million to defend the derivative cases, without taking into account over $20 million of other costs that were common to the derivative cases and related class action and SEC inquiries.

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In 2007, following the announcement of our proposed merger with an affiliate of Cerberus Partners, stockholder litigation was filed in Connecticut claiming that directors breached their fiduciary duties by agreeing to the merger, even though the merger agreement and the directors’ duties were governed by Delaware law.

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United Rentals eventually sued Cerberus in the Delaware Court of Chancery when Cerberus attempted to terminate the deal and United Rentals again bore the expense and distraction of two related cases in separate jurisdictions, both presenting issues of Delaware law.

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The Delaware Court of Chancery has significant expertise in this sort of litigation. Without the exclusive forum by-law, United Rentals will run the risk and added costs of inconsistent decisions made in courts outside of Delaware misapplying Delaware law.

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More recently, following the announcement of the proposed merger between United Rentals and RSC, an RSC stockholder sued RSC’s directors and United Rentals in Arizona state court, where RSC maintained offices, not Delaware, its state of incorporation.

•	RSC did not have an exclusive forum by-law to avoid a lawsuit in Arizona, a jurisdiction that is neither connected to the merger, the merger agreement nor United Rentals.

•

The parties eventually settled the action, but because United Rentals is the surviving corporation, United Rentals, and thus you, the stockholder, must bear the costs of this litigation — including retaining Arizona counsel in addition to the Company’s usual legal advisors.

United Rentals is a corporate governance leader and will continue to act in the best interests of stockholders and stockholder value. Your Board will use the exclusive forum by-law responsibly, as has been proven by our good corporate governance practices:

•	The Board is led by an independent, non-executive Chair;

•	In a recent report issued by ISS Proxy Advisory Services, ISS provided the Company with a Board Structure score of “100”, the highest possible score;

•	The Company’s President and CEO is the only non-independent director;

•	Directors are annually elected;

•	A majority vote standard applies in uncontested director elections;

•	The Company does not have a rights plan (poison pill) in place; and

•	The Board has adopted stock ownership guidelines for officers and directors.

United Rentals has, in fact, borne real and substantial costs as a result of various litigations held concurrently in different jurisdictions. The exclusive forum by-law was carefully considered and approved in the interests of safeguarding stockholder value by an independent Board led by an independent, non-executive Chair.

Without the exclusive forum by-law, stockholders will be harmed because United Rentals cannot avoid (i) the significant expense, in money and time, of redundant and concurrent lawsuits in different forums, (ii) the risk inherent with the inconsistent application of Delaware law or (iii) the possible damage caused by the misapplication of Delaware law by non-Delaware courts.

We urge you to protect the value of your investment by voting AGAINST Proposal 5.

Sincerely,

Jenne K. Britell	Michael J. Kneeland
Chairman	Chief Executive Officer